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                                                                    EXHIBIT 99.a
                               [ONEOK LETTERHEAD]


                     ONEOK SEEKS MISSOURI COMMISSION ACTION
                    AND FEDERAL COURT RULES IN FAVOR OF ONEOK

         TULSA, Oklahoma -- On Tuesday, May 11, ONEOK, Inc., (NYSE:OKE) filed an application with the Missouri Public Service Commission asking it to review Southern Union Company's (NYSE:SUG) recent proposal to purchase the stock of Southwest Gas Corporation (NYSE:SWX), which operates natural gas distribution properties in Arizona, Nevada and California.

         Missouri law requires any corporation owning utility properties in that state to seek approval from the Missouri Public Service Commission before acquiring stock in another public utility company. Southern Union owns Missouri Gas Energy Company, a natural gas distribution company operating in the state of Missouri.

         In a related action, U.S. District Court Judge Sven Erik Holmes issued a temporary restraining order yesterday against Southern Union, enforcing the terms of a standstill agreement that prevents that company from trying to influence a shareholder vote on a merger between ONEOK, Inc., and Southwest Gas Corporation. This action resulted from a lawsuit filed earlier by ONEOK.

         Under terms of the agreement, Southern Union had agreed that it would not engage in any solicitation of proxies from or otherwise attempt to influence the shareholders of Southwest Gas Corporation in an upcoming vote of the Southwest shareholders to approve a merger agreement between Southwest and ONEOK under which ONEOK will acquire all of the Southwest stock for a cash price of $30 per share of common stock.

         The temporary restraining order also enforces terms of the standstill agreement which prohibit Southern Union from taking any actions that would seek to control or influence the management or board of directors of Southwest.

         ONEOK and Southwest Gas signed a definitive agreement to merge on December 14, 1998. The initial agreement included a $28.50 cash offer by ONEOK for each common share of Southwest Gas. On April 26, 1999, ONEOK and Southwest amended their definitive agreement, with ONEOK agreeing to acquire Southwest Gas for a cash price of $30 per share.

         Southern Union made an unsolicited offer that was ultimately rejected by the Southwest board of directors citing ONEOK's ability to close the purchase in a more timely manner, and further citing the increased risk that a transaction with Southern Union would not close.

         ONEOK, Inc., is an integrated natural gas company involved in production, processing, gathering, storage and transmission. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Oklahoma Natural Gas Company and Kansas Gas Service Company, serving 1.4 million customers.

                                      # # #
STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR PREDICTIONS AS TO THE ACCRETIVE NATURE OF THE TRANSACTION AND ITS EXPECTED CONSUMMATION ARE FORWARD-LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. AMONG THE IMPORTANT FACTORS WHICH COULD AFFECT ACTUAL RESULTS ARE THE TIMING AND TERMS OF REGULATORY APPROVALS AND OPERATING RESULTS OF ONEOK AND SOUTHWEST GAS. MORE INFORMATION ABOUT THE ONEOK AND SOUTHWEST GAS TRANSACTION CAN BE FOUND UNDER COMPANY NEWS ON THE ONEOK WEB SITE AT WWW.ONEOK.COM. SERVICE AREA MAPS AND LOGOS ARE AVAILABLE UNDER MEDIA KIT.